Exhibit D-4

December 21, 1998

Robert C. Glazier
Utilities Director
Indiana Utility Regulatory Commission
302 West Washington Street
Room E306
Indiana Government Center South
Indianapolis, IN  46204

Re:  PSI Energy Affiliate Services Agreement, Submitted to IURC Staff on
     8/21/98

Dear Mr. Glazier:

This letter will confirm that, in connection with the proposed PSI Energy Services Agreement, PSI Energy commits that, should it be required to re-perform any services (or to correct or repair any deficiencies) under section 4.1 of that agreement, the costs of any such re-performance, correction or repair shall not be allocated or charged to PSI's retail customers.

This letter will also confirm that, subject to the above commitment, the IURC Staff does not have an objection to the PSI Energy Affiliate
Services Agreement, and that PSI may notify the SEC of the IURC Staff's position.

Contemporaneous with the filing of this Agreement with the SEC, PSI intends to file the Agreement with the IURC, in accordance with Ind. Code 8-1-2-49 and PSI's Affiliate Guidelines.

If you should have any further questions concerning this Agreement, please contact Kay Pashos in our Legal Department.

Thank you for your assistance.

Sincerely,


/s/ John M. Mutz
President, PSI Energy, Inc.

cc:  Kay Pashos